SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2008

Sanders Morris Harris Group Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2008, Sanders Morris Harris Group Inc. (the “Company”) entered into an Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P. (the “EADV Agreement”) with Endowment Advisers, L.P., a Delaware limited partnership (“Partnership”), The Endowment Fund GP, L.P., a Delaware limited partnership (“TEF GP”), and The Endowment Fund Management, LLC, a Delaware limited liability company and sole general partner of each of TEF GP and the Partnership (the “General Partner”), and the Partnership’s limited partners (other than the Company) (collectively with the General Partner, the “Continuing Partners”). Prior to entry into the EADV Agreement, the Company was a limited partner of the Partnership and TEF GP and a member of the General Partner with approximately a 23.15% partnership or member interest.

The Partnership is the investment adviser, and TEF GP is the general partner, of The Endowment Registered Fund, L.P. and The Endowment TEI Fund, L.P., each a limited partnership registered under the Investment Company Act of 1940 as a non-diversified, closed-end management investment company.

Pursuant to the EADV Agreement, the Company agreed to sell, transfer, and assign to the Partnership, and to withdraw from the Partnership, and the Partnership agreed to purchase and accept from the Company all of the partnership interest held by the Company and the Partnership agreed to distribute to the Company consideration consisting of an aggregate amount equal to $86,000,000, plus a 6% per annum internal rate of return (the “Redemption Consideration”).

The EADV Agreement provides that the Partnership shall, to the extent funds are available for distribution as determined by the General Partner in good faith, taking into account all facts and circumstances at the time, distribute cash to the Company in each calendar quarter period equal to the greater of (i) 23.15% of the aggregate cash distributions of the Partnership, or (ii) $3,000,000 (the “Minimum Quarterly Distribution”), until such time as the Company has received the entire Redemption Consideration.

The Company is entitled to receive each calendar quarter an amount equal to the Minimum Quarterly Distribution as a priority distribution before any cash distributions are made to any other Partner during such calendar quarter, to the extent funds are available for distribution as determined by the General Partner in good faith, taking into account all facts and circumstances at the time.

The Redemption Consideration is subject to acceleration at any time after the occurrence of an uncured event of default, including a third party sale, merger or change of control transaction, or the failure to maintain specified adjusted earnings coverage levels related to the Minimum Quarterly Distribution.

The Redemption Consideration is subject to reduction by a portion of the Company’s liability under the Salient Incentive Plan (as defined below) not to exceed $3,250,000.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 “Entry into a Material Definitive Agreement” is also furnished pursuant to this Item 2.01.

On August 29, 2008, the Company also entered into a Purchase and Sale Agreement (the “Salient Agreement”) with Salient Partners, L.P., a Delaware limited partnership (“Salient Partners”), and Salient Capital Management, LLC, a Delaware limited liability company (the “SCM”), and the respective limited partners and members of Salient Partners and SCM, pursuant to which the Company agreed to sell to Salient Partners its partnership interest in Salient Partners and to SCM its member interest in SCM for aggregate consideration of $9,349,340 (the “Salient Purchase Price”).

The Salient Purchase Price is payable pursuant to the terms of an Unsecured Subordinated Promissory Note dated August 29, 2008 (the “Note”), in the original principal amount of $9,349,340, bearing interest at the U.S. prime rate (adjusted on a quarterly basis), payable as to principal in quarterly payments of $467,467 each (subject to applicable setoff amounts as discussed below), payable on the 1st day of March, June, September, and December of each year beginning December 1, 2008, and continuing until September 1, 2013, when the entire amount of the Note, principal and interest then remaining unpaid, is due and payable. The Note may be accelerated by the Company at any time after the occurrence of an uncured event of default, including a third party sale, merger or change of control transaction, the incurrence of acquisition debt which is not subordinated to the Note, or the incurrence of Senior Debt (as defined in the Note) unless specified debt service coverage levels related to the Note are met.

Pursuant to the terms of the Salient Agreement, the Company remains liable for its pro rata share of the liability under the Salient Partners, L.P. Key Employee Equity Incentive Plan (the “Salient Incentive Plan”), in the maximum amount of $5,750,000 (the “SMHG Ratable Incentive Payout”). The Company’s liability for the SMHG Ratable Incentive Payout will be satisfied (i) 43.5% ($2,500,000) by offset against the Note payments as they become due pro rated based upon the amount that the principal of the payment relates to then outstanding principal amount of the Note, and (ii) 56.5% ($3,250,000) by offset against the distributions due to the Company under the EADV Agreement pro rated based upon the amount of a quarterly distribution relates to the base amount of the Redemption Consideration.

The Company’s maximum liability with regard to the Salient Incentive Plan is the lesser of (i) $5,750,000 or (ii) 38.08% of all payments or benefits payable by Salient, SCM, or their equity owners to each Salient Incentive Plan participant attributable to his or her incentive plan units outstanding on the date hereof, and in the event that the amounts offset against the Note payments or distributions pursuant to the EADV Agreement exceed such maximum liability (regardless of whether such change occurs as the result of replacement, modification, or termination of the Salient Incentive Plan, or change in the participants or their rights thereunder), Salient or SCM are obligated to promptly pay to the Company in cash the amount of such excess offset at the time of any payout under the Salient Incentive Plan, or upon any modification, replacement or termination thereof.

Until October 30, 2008, for no additional consideration, the Company has agreed to provide, or cause to be provided, to Salient and its subsidiaries and affiliates, such administrative support services (including payroll, employee medical/health insurance, 401(k) plan, information technology, telephone, web site, e-mail, network, etc.) as have been previously provided by the Company, in substantially the same manner and without interruption; provided, however that Salient will reimburse the Company for all of the Company’s costs paid to third parties for the foregoing. As of August 31, 2008, Salient and SCM have assumed all employment-related and operational liabilities incurred by the Company and its affiliates that relate to the past and present employees and operations of Salient, SCM, and their subsidiaries and affiliates; provided, however, that such assumed liabilities do not include any obligations or liabilities arising from administrative error or a breach or violation of any contract, law, or regulation by the Company or its affiliates. Salient and the Company also agreed that the intercompany accounts receivable or payable balance as of August 31, 2008, will be settled in cash by the parties by September 15, 2008.

The Company also agreed to cause SMH Capital Inc. to continue to fulfill the functions of broker/dealer under existing placement agent agreements with respect to Salient Partners’ offerings as it has done prior to August 29, 2008, for a period not to exceed the earlier to occur of December 27, 2008, or such date as Salient Capital, L.P. has completed its registration as a broker dealer with the Securities and Exchange Commission and Financial Industry Regulatory Authority.

Pursuant to the terms of (a) the Contribution Agreement dated as of April 28, 2003, among the Company and the other owners of Salient Partners (the “Salient Owners”), pursuant to which Salient Partners was formed, and (b) the Contribution and Option Agreement dated as of April 28, 2003, among the Company, the Salient Owners, and MWY Consulting, LLC, pursuant to which the Company acquired an interest in the Partnership. TEF GP, and the General Partner, subsequent to May 1, 2008, the Company and the Salient Owners had the right, at any time, exercisable by written notice to the other party to buy each other’s ownership interests in Salient Partners, the Partnership, the General Partner, and TEF GP. Under the procedure established by the agreements, following the giving of notice of an offer, the parties had 30 days to arrive at a mutually agreeable price. If the parties were not able to agree on a price within such 30-day period, the price based on the fair market value of Salient Partners, the Partnership, the General Partner, and TEF GP, would be determined by independent appraisers selected by the parties. Following determination of the price, the Salient Owners had the first right exercisable within ten days following the price determination to exercise their right to buy the Company’s interest in Salient Partners, the Partnership, the General Partner, and TEF GP.

On May 9, 2008, the Company received notice from the management group of Salient Partners, the Partnership, the General Partner, and TEF GP, initiating the process under which they had the option, if they so elected, to acquire the Company’s interest in Salient Partners, the Partnership, the General Partner, and TEF GP. The parties did not agree on a price prior to June 9, 2008, and a process of determining the price through independent appraisers commenced. During the appraisal process, the parties continued to discuss the terms for a purchase. On July 31, 2008, Salient Partners, the Salient Owners, and the Company executed two Non-Binding Summary of Terms, which contemplated a negotiated resolution of the matters that were the subject of the appraisal process contemplated by the Contribution Agreements. On August 4, 2008, the parties entered into an agreement suspending the appraisal process until August 29, 2008, to permit them time to enter into definitive agreements covering the transactions contemplated in the two Non-Binding Summary of Terms.

Item 9.01	Financial Statements and Exhibits.

a.	Financial statements of business acquired

Not Applicable

b.	Pro forma financial information

Not Applicable

c.	Exhibits

99.1	Press Release.

99.2	Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P. dated as of August 29, 2008, among Sanders Morris Harris Group Inc., a Texas corporation, Endowment Advisers, L.P., a Delaware limited partnership (“Partnership”), The Endowment Fund GP, L.P., a Delaware limited partnership (“TEF GP”), and The Endowment Fund Management, LLC, a Delaware limited liability company and sole general partner of each of TEF GP and the Partnership, and the Partnership’s limited partners (other than Sanders Morris Harris Group Inc.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

	By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: September 3, 2008